Exhibit 99.5

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
Beijing CITIC Scientific Games Technology Co., Ltd.
We have audited the accompanying balance sheet of Beijing CITIC Scientific Games Technology Co., Ltd. (the “Company”) as of December 31, 2011, and the related statements of operations, shareholders' equity, and cash flows for the year ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beijing CITIC Scientific Games Technology Co., Ltd. at December 31, 2011, and the results of its operations and its cash flows for the year ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.
The 2010 and 2009 financial statements were compiled by us and our report thereon, dated June 27, 2012, stated we did not audit or review those financial statements and, accordingly, express no opinion or other form of assurance on them.

/s/ Ernst & Young Hua Ming

Beijing, People's Republic of China
June 27, 2012

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.
BALANCE SHEETS
As of December 31, 2011 and 2010
(In Renminbi “RMB”)

		As of December 31,
	Notes	2011	2010
			(unaudited)
ASSETS
Current assets
Cash and cash equivalents		157,678,507	101,759,255
Accounts receivable, net of allowance for doubtful accounts of nil as of December 31, 2011 and 2010		144,624,000	120,144,000
Inventories	3	46,915,927	30,870,693
Prepaid expenses		3,617,809	2,495,847
Due from related parties	8	302,140	290,606

Total current assets		353,138,383	255,560,401

Property and equipment, net	4	127,809,916	148,182,649
Rental deposits		1,900,530	1,900,000
Deferred tax assets	7	7,697,909	5,172,634

TOTAL ASSETS		490,546,738	410,815,684

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable		26,151,748	18,030,140
Due to related parties	8	354,767	931,157
Accrued expenses and other payables	5	55,666,441	41,349,437
Income tax payable		1,888,405	6,481,765
Current portion of long-term debt	6	40,000,000	30,000,000
Dividend payable	8	37,516,869	—

Total current liabilities		161,578,230	96,792,499

Long-term debt	6	40,000,000	80,000,000

Total liabilities		201,578,230	176,792,499

Commitments and contingencies	9

Shareholders' equity
Paid-in capital		112,220,000	112,220,000
Additional paid-in capital		2,831	2,831
Statutory reserves		19,980,070	6,999,476
Retained earnings		156,765,607	114,800,878

Total shareholders' equity		288,968,508	234,023,185

Total liabilities and shareholders' equity		490,546,738	410,815,684

The accompanying notes are an integral part of these financial statements.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.
STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2011, 2010 and 2009
(In Renminbi “RMB”)

		Years Ended December 31,
	Notes	2011	2010	2009
			(unaudited)	(unaudited)

Net Revenues		324,226,085	262,623,237	227,174,454
Cost of sales		(160,961,379)	(148,602,953)	(112,629,565)
Gross profit		163,264,706	114,020,284	114,544,889

Operating expenses:
Selling expenses		(10,204,289)	(8,577,360)	(7,782,446)
General and administrative expenses		(10,419,761)	(10,005,071)	(24,525,373)
Total operating expenses		(20,624,050)	(18,582,431)	(32,307,819)

Income from operations		142,640,656	95,437,853	82,237,070

Other income (expense):
Interest income		839,988	426,474	378,269
Interest expense, net	6	(7,249,381)	(3,693,132)	(2,054,590)
Foreign exchange gain (loss), net		206,632	202,462	(109,317)
Other income, net		601,000	267,891	764,068
Total other income (expense), net		(5,601,761)	(2,796,305)	(1,021,570)

Income before income tax expense		137,038,895	92,641,548	81,215,500
Income tax expense	7	(8,531,016)	(23,346,733)	(20,337,983)

Net income		128,507,879	69,294,815	60,877,517

The accompanying notes are an integral part of these financial statements.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.
STATEMENTS OF SHAREHOLDERS' EQUITY
For the Years Ended December 31, 2011, 2010 and 2009
(In Renminbi “RMB”)

	Paid-in capital	Additional paid-in capital	Statutory reserves	(Accumulated loss)/ retained earnings	Total shareholders' equity

Balance as of January 1, 2009 (unaudited)	112,220,000	2,831	—	(8,371,978)	103,850,853
Net income and comprehensive income (unaudited)	—	—	—	60,877,517	60,877,517
Balance as of December 31, 2009 (unaudited)	112,220,000	2,831	—	52,505,539	164,728,370

Balance as of January 1, 2010 (unaudited)	112,220,000	2,831	—	52,505,539	164,728,370
Net income and comprehensive income (unaudited)	—	—	—	69,294,815	69,294,815
Transfer to statutory reserves (unaudited)	—	—	6,999,476	(6,999,476)	—
Balance as of December 31, 2010 (unaudited)	112,220,000	2,831	6,999,476	114,800,878	234,023,185

Balance as of January 1, 2011 (unaudited)	112,220,000	2,831	6,999,476	114,800,878	234,023,185
Net income and comprehensive income	—	—	—	128,507,879	128,507,879
Transfer to statutory reserves	—	—	12,980,594	(12,980,594)	—
Dividend distribution	—	—	—	(73,562,556)	(73,562,556)
Balance as of December 31, 2011	112,220,000	2,831	19,980,070	156,765,607	288,968,508

The accompanying notes are an integral part of these financial statements.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.
STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2011, 2010 and 2009
(In Renminbi “RMB”)

		Years Ended December 31,
	Notes	2011	2010	2009
			(unaudited)	(unaudited)
Cash flows from operating activities:

Net Income		128,507,879	69,294,815	60,877,517
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	4	21,128,467	20,710,945	16,823,238
Deferred income tax (benefit)/expense	7	(2,525,275)	(4,044,459)	1,661,182

Changes in operating assets and liabilities:
Accounts receivable		(24,480,000)	(38,772,000)	(81,372,000)
Inventories		(16,045,234)	(9,668,206)	(19,961,910)
Prepaid expenses		(1,121,962)	(535,690)	(14,341,986)
Due from related parties		(11,534)	(120,000)	(170,606)
Rental deposits		(530)	—	—
Accounts payable		8,134,135	(7,405,897)	23,725,218
Due to related parties		(576,390)	(2,151,904)	(125,826)
Accrued expenses and other payables		14,317,004	17,281,274	13,269,536
Income tax payable		(4,593,360)	(1,559,273)	8,041,038

Net cash provided by operating activities		122,733,200	43,029,605	8,425,401

Investing activities:
Acquisition of property and equipment		(792,182)	(2,872,942)	(84,616,926)
Proceeds from disposal of property and equipment		23,921	—	—

Net cash used in investing activities		(768,261)	(2,872,942)	(84,616,926)

Financing activities:
Dividend paid		(36,045,687)	—	—
Proceeds from issuance of long-term debt		—	110,000,000	—
Repayments on long-term debt		(30,000,000)	(148,992,000)	(9,638,683)

Net cashed used in financing activities		(66,045,687)	(38,992,000)	(9,638,683)

Net increase/(decrease) in cash and cash equivalents		55,919,252	1,164,663	(85,830,208)
Cash and cash equivalents at the beginning of the year		101,759,255	100,594,592	186,424,800

Cash and cash equivalents at the end of the year		157,678,507	101,759,255	100,594,592

Supplemental disclosures of cash flow information:
Cash paid during the year:
Income taxes paid		15,649,649	27,444,320	10,635,763
Interest expense paid		7,249,381	6,633,132	10,654,590
Non-cash activities:
Purchase of property and equipment included in accounts payable and accrued liabilities		12,527	10,227	25,930,530
The accompanying notes are an integral part of these financial statements.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.
NOTES TO FINANCIAL STATEMENTS (Continued)
(In Renminbi “RMB”)
1. ORGANIZATION AND NATURE OF OPERATIONS
When used in these notes, unless otherwise specified or the context otherwise indicates, all references to the words "we," "us," "our," and the "Company" refer to Beijing CITIC Scientific Games Technology Co., Ltd. in our financial statements.
Beijing CITIC Scientific Games Technology Co., Ltd., was established by Beijing Kexin Shengcai Investment Co., Ltd and Scientific Games Worldwide Limited as a Sino-Foreign joint venture in Beijing, the People's Republic of China (the “PRC”), on July 23 2007.
The Company engages primarily in the manufacturing and sale of lottery tickets and its sole customer is Beijing China Sports Lottery Printing Service Ltd. (“China Sports Lottery”).
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates, and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected in the financial statements include, but are not limited to, revenue recognition, estimation of sales returns, estimation of allowance for doubtful accounts, lower of cost or market of inventories and useful lives of long-lived assets. Actual results could differ from those estimates.

Foreign currency transactions
The Company's functional and reporting currency is the Renminbi (“RMB”).
Transactions denominated in foreign currencies are re-measured into RMB at the exchange rates quoted by the People's Bank of China (the “PBOC”) prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are re-measured into RMB using the applicable exchange rates quoted by the PBOC at the balance sheet dates. Non-monetary items that are measured in terms of historical cost in a foreign currency are re-measured using the exchange rates at the dates of the initial transactions. Foreign exchange gain and losses are included in the statements of operations.

Fair value measurements of financial instruments

Financial instruments include cash and cash equivalents, accounts receivable, accounts payable, amounts due from/to related parties and long-term debt. The carrying amounts of these financial instruments, other than long-term debt, approximate their fair values due to their short-term maturities.

The carrying value of long-term debt approximates its fair value due to the fact that the related interest rate is based on prevailing market interest rates.
Cash and cash equivalents
Cash and cash equivalents include all cash balances and highly liquid investments with an initial maturity of three months or less.
Accounts receivable and allowance for doubtful accounts
The Company's sole customer is China Sports Lottery. Accounts receivable from China Sports Lottery are recorded at the invoiced amount, do not bear interest and are due within three months of invoice issuance. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable; however, changes in circumstances relating to accounts receivable may result in additional allowances in the future. We determine the allowance based on historical experience, current market trends and China Sports Lottery's ability to pay outstanding balances. Account balances are charged against the allowance after all collection efforts have been evaluated and the potential for recovery is considered remote. There were no amounts recorded as allowance for doubtful accounts at December 31, 2011.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.
NOTES TO FINANCIAL STATEMENTS (Continued)
(In Renminbi “RMB”)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Inventories
Inventories consist primarily of raw materials, work-in-progress and finished goods. Inventories are stated at lower of cost or market. Cost is determined by the weighted-average method. Cost of raw materials are based on purchase costs while costs of work-in-progress and finished goods are comprised of direct material and direct labor and an appropriate portion of overhead costs. Adjustments are made to write down excess or obsolete inventories to their estimated realizable values.

Property and equipment
Property and equipment are stated at cost on acquisition date and depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Item	Estimated useful life
Machinery	5-10 years
Office equipment and others	3-5 years
Transportation equipment	4 years
Purchased software	3 years
Leasehold improvements	Over the shorter of the estimated useful lives of the assets or the lease terms
Repair and maintenance costs that do not improve or extend the useful lives of the assets are charged to expense as incurred, whereas the cost of major additions or improvements that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation, with any resulting gain or loss reflected in the statements of operations.

Income taxes
Income taxes are accounted for under the liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, as well as operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion or all of the deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in the statements of operations in the period that includes the enactment date.
The Company applies Accounting Standards Codification (“ASC”) Topic 740-10, Income Taxes: Overall (“ASC 740-10”) to account for uncertainty in income taxes. ASC 740-10 requires that an entity recognizes in the financial statements the impact of a tax position, if that position is not more likely than not to be sustained upon examination, based on the technical merits of the position. Recognized income tax positions are measured at the largest amount that is greater than fifty percent likely of being realized on a cumulative probability basis. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the statements of operations. For the years ended December 31, 2011, no unrecognized tax benefits or interest and penalties associated with uncertainty in income taxes have been recognized.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.
NOTES TO FINANCIAL STATEMENTS (Continued)
(In Renminbi “RMB”)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of long-lived assets
The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of assets, indicates that the carrying amount of an asset may not be recoverable. When these events occur, the Company assesses the recoverability of long-lived assets by comparing the carrying amount of the assets to the expected future undiscounted cash flows resulting from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. No impairment of long-lived assets was recognized for any of the years presented.

Comprehensive Income

Comprehensive income is defined as the change in shareholders' equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Comprehensive income is reported in the statement of changes in shareholders' equity.

Revenue recognition
Revenue is recognized only when the following four criteria are met (i) persuasive evidence of an arrangement exists, (ii) lottery tickets have been delivered (iii) fees are fixed or determinable, and (iv) collectability is reasonably assured. The Company allows returns of defective and obsolete lottery tickets. Estimates of such sales returns, which reduce net revenues, is based on the Company's historical experience.
Revenue is recorded net of value-added and business taxes.

Selling expenses
Selling expenses represent shipping and handling costs which are expensed as incurred.

Leases
The Company enters into operating leases wherein rental payments are expensed on a straight-line basis over their lease terms.

Government grants
Government grants are recognized where there is reasonable assurance that the grant will be received and all conditions will be complied with. When the grant relates to an expense item, it is recognized over the periods necessary to match the grant on a systematic basis to the costs that it is intended to compensate.

Employee Benefits

The Company's full time employees in the PRC participate in a government-mandated defined contribution plan pursuant to which certain medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Company to accrue for these benefits based on certain percentages of the employee' salaries, subject to a certain limit, depending on the location of employment. The total contributions for such employee benefits, which was expensed as incurred were RMB 6,955,289 (unaudited), RMB 8,789,836 (unaudited) and RMB 6,659,090 for the years ended December 31, 2009, 2010 and 2011, respectively.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.
NOTES TO FINANCIAL STATEMENTS (Continued)
(In Renminbi “RMB”)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Statutory reserves
In accordance with the Regulations on Enterprises with Foreign Investment of China and its Articles of Association, the Company, being a foreign invested enterprise established in the PRC, is required to provide certain statutory reserves, namely the enterprise expansion fund and a staff welfare and bonus fund, both of which are appropriated from net profit as reported in the enterprise's PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors of the Company for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as dividends.
As a result of the PRC laws, rules and regulations that require annual appropriations of after-tax income to be set aside prior to payment of dividends as statutory reserves, the Company is restricted in their ability to transfer a portion of their net assets in the form of dividend payments, loans or advances.

Concentrations of risks

Concentrations of credit risk
Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. As of December 31, 2010 and 2011, substantially all of the Company's cash and cash equivalents were deposited in several financial institutions that management believes are of high credit quality.
Accounts receivable are unsecured and derived from revenue earned from the Company's sole customer, China Sports Lottery.
Due to the Company's dependence on China Sports Lottery, any negative events or deterioration in our relationship with China Sports Lottery may cause material loss to the Company and have a material adverse effect on the Company's financial condition and results of operations. As of December 31, 2011, there were no past due accounts receivables from China Sports Lottery and no past history of payment default. Therefore, management is of the view that an allowance for doubtful accounts is not necessary for accounts receivables.

Business and economic risks
The Company believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position, results of operations or cash flows: changes in the overall demand for services and products from and its customer relationship with its sole customer, China Sports Lottery; competitive pressures due to new entrants; advances and new trends in new technologies and industry standards; and regulatory considerations.
Interest rate risk
The Company's exposure to interest rate risk primarily relates to the Company's long-term debt obligations. As of December 31, 2011, if the interest rate increases by 100 basis points, with all other variables held constant, the Company's net income and shareholders' equity would decrease by RMB800,000 for the year ended December 31, 2011.
Foreign currency exchange rate risk
The Company's exposure to foreign currency exchange rate risk primarily relates to cash and cash equivalents and transactions with related parties denominated in U.S. dollars.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.
NOTES TO FINANCIAL STATEMENTS (Continued)
(In Renminbi “RMB”)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently issued accounting standards
In May 2011, the Financial Accounting Standards Board ("FASB") issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. The new guidance amends the accounting and disclosure requirements on fair value measurements. The new guidance limits the highest-and-best-use measure to nonfinancial assets, permits certain financial assets and liabilities with offsetting positions in market or counterparty credit risks to be measured at a net basis, and provides guidance on the applicability of premiums and discounts. Additionally, the new guidance expands the disclosures on Level 3 inputs by requiring quantitative disclosure of the unobservable inputs and assumptions, as well as description of the valuation processes and the sensitivity of the fair value to changes in unobservable inputs. Nonpublic entities shall begin applying these requirements for fiscal years ending after December 15, 2011. The Company does not anticipate any material impact on its financial statements upon adoption.
In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. Instead, an entity will be required to present net income and other comprehensive income either in one continuous statement or in two separate but consecutive statements. Nonpublic entities should begin applying these requirements for fiscal years ending after December 15, 2012.
3. INVENTORIES

	December 31,
	2011	2010
		(unaudited)
Raw materials	5,751,515	8,243,534
Parts and work-in-process	5,328,589	3,966,147
Finished goods	35,835,823	18,661,012
	46,915,927	30,870,693

4. PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	December 31,
	2011	2010
		(unaudited)
Machinery	156,424,217	156,277,508
Office equipment and others	6,879,586	6,836,039
Transportation equipment	504,700	504,700
Purchased software	1,606,396	1,584,858
Leasehold improvements	21,145,738	20,643,162
Property and equipment, at cost	186,560,637	185,846,267
Less: accumulated depreciation	(58,750,721)	(37,663,618)
Property and equipment, net	127,809,916	148,182,649
As at December 31, 2011, certain of the Company's machinery with an aggregate carrying value of RMB103,940,831 and RMB118,834,197 (unaudited) as of December 31, 2011 and 2010, respectively, were pledged to secure long-term debt of the Company.
Depreciation expense for the years ended December 31, 2009, 2010 and 2011 was RMB16,823,238 (unaudited), RMB20,710,945 (unaudited) and RMB21,128,467, respectively.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.
NOTES TO FINANCIAL STATEMENTS (Continued)
(In Renminbi “RMB”)

5. ACCRUED EXPENSES AND OTHER PAYABLES

	December 31,
	2011	2010
		(unaudited)
Sales return provision	21,023,964	12,158,323
Accrued rental expense	13,118,776	9,323,504
Accrued selling commission to China Sports Lottery	8,981,016	5,134,359
Other taxes	4,187,342	4,661,672
Accrued payroll and employee benefits	2,507,286	4,387,651
Staff welfare and bonus fund	1,998,008	699,948
Other liabilities	3,850,049	4,983,980
	55,666,441	41,349,437

6. LONG-TERM DEBT

	December 31,
	2,011	2,010
		(unaudited)
Interest bearing bank loan	80,000,000	110,000,000
Less: Current portion	(40,000,000)	(30,000,000)
Long-term debt - non current	40,000,000	80,000,000

On April 7, 2010, the Company obtained an interest bearing loan from the Bank of Communications which has an annual interest rate equal to the People's Bank of China floating borrowing rate and is due on December 30, 2013. The floating interest rate ranged from 5.76% to 6.90% for the year ended December 31, 2011.The bank loan does not contain any financial covenants and is secured by certain machinery (note 4).

Interest expense on the bank loan for the years ended December 31, 2009, 2010 and 2011 was RMB10,654,590 (unaudited), RMB6,633,132 (unaudited) and RMB7,249,381, respectively. For the year ended December 31, 2009 and 2010, the Company received a government grant of RMB8,600,000 (unaudited) and RMB2,940,000 (unaudited) respectively, to subsidize interest expense relating to the bank loan, which was offset against interest expense. No such government grant was received or recognized for the year ended December 31, 2011.

Aggregate annual principal payments of the long-term debt as of December 31, 2011 are as follows:

RMB
2012	40,000,000
2013	40,000,000
Total	80,000,000

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.
NOTES TO FINANCIAL STATEMENTS (Continued)
(In Renminbi “RMB”)

7. INCOME TAX EXPENSE
Pursuant to the PRC New Corporate Income Tax Law (the “New CIT Law”), which became effective on January 1, 2008, PRC resident enterprises including both domestic-invested and foreign invested enterprises are subject to a unified income tax rate of 25%. However, enterprises that qualify as High and New Technology Enterprise (“HNTE”) are entitled to the preferential CIT rate of 15%. In April 2011, the Company obtained the HNTE certificate which was effective retroactively from January 1, 2010, to December 31, 2012. Thus, the Company should be eligible for a preferential CIT rate of 15% retroactive from January 1, 2010 to December 31, 2012. The Company is obligated to complete an annual self-assessment to confirm its continued compliance with the criteria for HNTEs in order to apply the preferential tax rate. The HNTE certificate is valid for three years and the HNTE status is subject to approval and renewal every three years after the initial three-year term.
Income tax expense consists of:

	December 31,
	2011	2010	2009
		(unaudited)	(unaudited)
Current income tax	11,056,291	27,391,192	18,676,801
Deferred income tax (benefit) expense	(2,525,275)	(4,044,459)	1,661,182
	8,531,016	23,346,733	20,337,983

The tax effects of temporary differences that give rise to the deferred tax asset balances at December 31, 2010 and 2011 are as follows:

	December 31,
	2011	2010
		(unaudited)
Sales return provision	5,255,991	3,039,581
Accrued rental expense	2,441,918	2,133,053
Deferred tax assets, non-current	7,697,909	5,172,634

The reconciliation of income tax expense computed by applying the statutory income tax rate to pre-tax income is as follows:

	December 31,
	2011	2010	2009
		(unaudited)	(unaudited)
Income tax expense at statutory income tax rate of 25%	34,259,724	23,160,387	20,303,875
Expenses not deductible for tax	75,641	186,346	34,108
Effect of preferential tax rate	(13,552,609)	—	—
Effect of tax refund for previous year	(10,709,354)	—	—
Effect of tax rate change on deferred tax assets	(1,010,110)	—	—
Others	(532,276)	—	—
Income tax expense	8,531,016	23,346,733	20,337,983
As of December 31, 2011, the tax returns of the Company for the years 2007 to 2011 remain subject to examination by the PRC tax authorities.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.
NOTES TO FINANCIAL STATEMENTS (Continued)
(In Renminbi “RMB”)

8. RELATED PARTY TRANSACTIONS

The principal related parties with which the Company had transactions during the years presented are as follows:

Name of related parties	Relationship with the Company

Scientific Games Corporation ("SGC")	Parent company of SGWW
Beijing Kexin Shengcai Investment Co., Ltd.	51% investor of the Company
Scientific Game Worldwide Ltd. ("SGWW")	Wholly-owned subsidiary of SGC and 49% investor of the Company
Scientific Game (China) Co., Ltd.	Wholly-owned subsidiary of SGWW
Scientific Games International	Wholly-owned subsidiary of SGC

a. Related party transactions

The Company's related party transactions are all incurred in the normal course of conducting its business. A summary of these transactions for the years ended December 31, 2009, 2010 and 2011 is as follows:

	December 31,
	2011	2010	2009
		(unaudited)	(unaudited)
Receiving technology service from:
Scientific Games International	1,418,514	2,919,728	3,231,554

Providing warehouse service to:
Scientific Game (China) Co., Ltd.	10,000	145,111	168,750

b. Related party balances

The Company had the following related party balances as of December 31, 2010 and 2011:

	December 31,
	2011	2010
		(unaudited)
Due from related parties
Scientific Game (China) Co., Ltd.	300,606	290,606
Scientific Games International	1,534	—
	302,140	290,606
Due to related parties:
Scientific Game (China) Co., Ltd.	313,861	313,861
Scientific Games International	40,906	617,296
	354,767	931,157
Dividend payable:
Beijing Kexin Shengcai Investment Co., Ltd.	37,516,869	—

All balances with related parties are unsecured, interest-free and repayable on demand.

BEIJING CITIC SCIENTIFIC GAMES TECHNOLOGY CO., LTD.
NOTES TO FINANCIAL STATEMENTS (Continued)
(In Renminbi “RMB”)

9. COMMITMENTS AND CONTINGENCIES
The Company has entered into leasing arrangements with China Sports Lottery for its manufacturing facility and warehouse and also leases office premises from a third party. Payments made under operating leases are expensed on a straight-line basis, after consideration for rent holidays, over the term of the lease. Rental expenses under operating leases for the years ended December 31, 2009, 2010 and 2011 were RMB 12,705,538 (unaudited), RMB13,565,938 (unaudited) and RMB 13,565,938, respectively.
Future minimum lease payments for non-cancellable operating leases as of December 31, 2011 are as follows:

2012	12,573,689
2013	12,736,614
2014	10,909,796
2015	10,177,659
2016 and thereafter	83,265,087
129,662,845
The Company does not have any commitments for purchase of property and equipment or inventories as of December 31, 2011.
10. SUBSEQUENT EVENTS
We have evaluated subsequent events through June 27, 2012, which represents the date the financial statements were available to be issued, and there were no subsequent events requiring disclosure.